Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&E (713) 529-6600

TGC Industries Reports 2008 Fourth Quarter and Year-end Results

PLANO, TEXAS — FEBRUARY 23, 2009 — TGC Industries, Inc. (NASDAQ: TGE) today announced fourth quarter 2008 net income of $2.2 million, or $0.13 per diluted share, on revenues of $24.1 million compared to net income of $2.4 million, or $0.14 per diluted share, on revenues of $25.9 million for the fourth quarter of 2007.  Fourth quarter 2008 EBITDA * (earnings before net interest expense, taxes, depreciation, and amortization) increased 8.3 percent to $7.6 million compared to $7.0 million in last year’s fourth quarter.

For 2008, the Company reported net income of $6.9 million, or $0.40 per diluted share, on revenues of $86.8 million compared to net income of $7.6 million, or $0.44 per diluted share, on revenues of $90.4 million for 2007.  EBITDA in 2008 was $26.4 million compared to $26.1 million for 2007.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased with our overall performance for the year.   Despite the difficult credit conditions, decline in economic activity and ensuing precipitous drop in commodity prices, we were able to finish the year with nine field crews in operation.

“We generated cash flow from operations of $34 million during 2008 and at year-end had a healthy backlog of approximately $67 million.  We concluded the year with over $24 million in cash, long term debt of almost $11.5 million representing 23 percent of our capital, and book value per share of $2.89.  We are in a strong financial position and believe we have the liquidity and financial flexibility to weather the current period of reduced oil and gas demand.

“Thus far in 2009, demand for our services has not been materially impacted by the widespread reductions in capital budgets for exploration and development activities in the lower 48 states, and we expect to keep our nine crews operating during the first quarter.  However, in this challenging environment the demand for our services has somewhat slowed.  As a result, we will continue to be in close contact with our customers so we can respond quickly to any reduced demand for our services by adjusting our crew count and utilization.”

FOURTH QUARTER 2008

Fourth quarter revenues were $24.1 million compared to $25.9 million in last year’s fourth quarter.  For the fourth quarter of 2008, cost of services declined to 62.7 percent of revenues from 69.0 percent of revenues in the fourth quarter a year ago primarily due to an increase in vibroseis business and a decrease in shot-hole business.  Shot-hole contract business, which has additional third party costs associated with it, typically generates higher revenues and lower gross margins than vibroseis contracts.  In the fourth quarter of 2008, the Company’s shot-hole contract business dropped to 18 percent of revenues from 36 percent of revenues in the fourth quarter of 2007.

Income from operations was $3.8 million compared to $4.0 million a year ago.  Income from operations as a percentage of revenues increased to 15.7 percent in the fourth quarter of 2008 compared to 15.3 percent in the fourth quarter of 2007.  Income before income taxes for the fourth quarter of 2008 was $3.5 million compared to $3.8 million in the comparable period a year ago.  The effective tax rate in the fourth quarter of 2008 was 37.1 percent compared to 38.5 percent in last year’s fourth quarter.

Fourth quarter net income was $2.2 million, or $0.13 per diluted share, compared to $2.4 million, or $0.14 per diluted share, a year ago.  Net income as a percentage of revenues was 9.1 percent compared to 9.1 percent in the fourth quarter of 2007.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 20, 2008 to shareholders of record as of April 14, 2008 and paid on April 28, 2008.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FULL YEAR 2008

Revenues for 2008 were $86.8 million compared to $90.4 million in 2007.  Cost of services declined to 64.5 percent of revenues for 2008 compared to 66.9 percent of revenues for

2007.  The decline in cost of services during 2008 was primarily due to more vibroseis contract business, which represented approximately 80 percent of revenues in 2008 compared to approximately 66 percent of revenues in 2007.  Depreciation expense for the year was $13.9 million compared to $12.7 million in 2007, a 9.2 percent increase as the Company invested $21.7 million in new equipment during the year.  Income from operations was $12.5 million versus $13.3 million in the same period a year ago.  Net income for 2008 was $6.9 million, or $0.40 per diluted share, compared to $7.6 million, or $0.44 per diluted share for 2007.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 23, 2009, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 9, 2009.  To access the replay, dial 303-590-3000 using a pass code of 11126135#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston, Oklahoma City and Denver, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.

TGC Industries, Inc.

Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	24,125,011	25,861,920	86,769,742	90,395,872

Cost and expenses:
Cost of services	15,134,728	17,835,052	55,935,068	60,445,783
Selling, general, administrative	1,423,803	1,042,576	4,468,883	3,864,810
Depreciation expense	3,778,206	3,025,909	13,911,124	12,743,065
	20,336,737	21,903,537	74,315,075	77,053,658

INCOME FROM OPERATIONS	3,788,274	3,958,383	12,454,667	13,342,214

Interest expense	314,303	110,769	929,656	604,616

INCOME BEFORE INCOME TAXES	3,473,971	3,847,614	11,525,011	12,737,598

Income tax expense	1,288,577	1,481,271	4,626,569	5,130,165

NET INCOME	2,185,394	2,366,343	6,898,442	7,607,433

Earnings per common share:
Basic	0.13	0.14	0.40	0.44
Diluted	0.13	0.14	0.40	0.44

Weighted average number of common shares outstanding
Basic	17,395,585	17,388,814	17,390,581	17,368,303
Diluted	17,407,358	17,454,240	17,463,985	17,452,782

TGC Industries, Inc.

Condensed Balance Sheets

	December 31,	December 31,
	2008	2007

Cash and cash equivalents	24,114,351	4,503,826
Receivables (net)	7,874,953	12,391,113
Pre-paid expenses and other	2,218,395	1,110,560
Current assets	34,207,699	18,005,499
Other assets (net)	250,659	226,172
Property and equipment (net)	50,632,563	42,930,385
Total assets	85,090,921	61,162,056

Current liabilities	17,238,656	12,516,202
Long-term obligations	11,451,835	3,769,265
Long-term deferred tax liability	5,973,000	1,955,047
Shareholders’ equity	50,427,430	42,921,542
Total liabilities & Equity	85,090,921	61,162,056

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$2,185,394	$2,366,343	$6,898,442	$7,607,433
Depreciation	3,778,206	3,025,909	13,911,124	12,743,065
Interest	314,303	110,769	929,656	604,616
Income tax expense	1,288,577	1,481,271	4,626,569	5,130,165

EBITDA	$7,566,480	$6,984,292	$26,365,791	$26,085,279

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